FIGS Adds Digital Marketing Executive Jerry Jao as New Independent Director to its Board of Directors

SANTA MONICA, Calif., April 3, 2025 — FIGS, Inc. (NYSE: FIGS) (the “Company”), the global leading healthcare apparel brand dedicated to improving the lives of healthcare professionals, today announced the appointment of Jerry Jao, former Chief Executive Officer of Retention Science, to its board of directors (the “Board”), effective April 1, 2025 (the “Effective Date”).

Mr. Jao joins the Board as an independent director and has also been appointed to serve as both Chair of the Board’s Audit Committee and as a member of the Board’s Compensation Committee. Since May 2024, Mario Marte has served as Interim Chair of the Board’s Audit Committee, and Mr. Marte will continue to serve as a member of the Audit Committee moving forward.

Mr. Jao joins the Board with extensive marketing, technology and finance experience. Most recently, since August 2020, he has served as SVP and GM at Constant Contact, Inc., a global provider of digital marketing solutions. Mr. Jao also served as Chief Executive Officer of Retention Science, the AI-powered personalization and marketing SaaS company that he founded, from January 2013 until it was acquired by Constant Contact in August 2020. Earlier in his career, he served as an Engagement Manager at KPMG LLP and an Analyst at Morgan Stanley. Mr. Jao holds a B.S. from the Haas School of Business at the University of California, Berkeley.

“I am thrilled to welcome Jerry to the FIGS Board,” said Trina Spear, Chief Executive Officer and Co-Founder. “Years ago, when we were developing the digital marketing engine that helped build FIGS into the leading healthcare apparel company, we worked closely with Jerry and his company to do so. As a leader in digital and retention marketing, and with expertise in AI solutions, Jerry has extremely valuable insights to contribute to our Board, which we believe will help accelerate FIGS’ growth. In addition, given his finance experience, our Audit Committee will be well positioned to continue to function at a high level with Jerry as Chair. I’d like to thank Mario for so ably stepping in to serve as the Interim Chair of the Audit Committee over the last year, and look forward to continuing to work with both Jerry and Mario as we execute on our growth plans.”

Forward Looking Statements
This press release contains various forward-looking statements about the Company within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that are based on current management expectations, and which involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, such forward-looking statements. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “outlook”, “plan”, “possible”, “potential”, “predict”, “project,” “should”, “strategy”, “strive”, “target”, “will” or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. These forward-looking statements address various matters, including the commencement of Mr. Jao’s service on the Company’s Board and the Company’s growth plans, all of which reflect the Company’s expectations based upon currently available information and data. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, the Company’s actual results, performance or achievements may differ materially from those expressed or implied by the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements. The following important factors and uncertainties, among others, could cause actual results, performance or achievements to differ materially from those described in these forward-looking statements: the

Company’s ability to maintain its historical growth; the Company’s ability to maintain profitability; the Company’s ability to maintain the value and reputation of its brand; the Company’s ability to attract new customers, retain existing customers, and to maintain or increase sales to those customers; the success of the Company’s marketing efforts; the Company’s ability to maintain a strong community of engaged customers and Ambassadors; negative publicity related to the Company’s marketing efforts or use of social media; the Company’s ability to successfully develop and introduce new, innovative and updated products; the competitiveness of the market for healthcare apparel; the Company’s ability to maintain its key employees; the Company’s ability to attract and retain highly skilled team members; risks associated with expansion into, and conducting business in, international markets; changes in, or disruptions to, the Company’s shipping arrangements; the successful operation of the Company’s distribution and warehouse management systems; the Company’s ability to accurately forecast customer demand, manage its inventory, and plan for future expenses; the impact of changes in consumer confidence, shopping behavior and consumer spending on demand for the Company’s products; the impact of macroeconomic trends on the Company’s operations; the Company’s reliance on a limited number of third-party suppliers; the fluctuating costs of raw materials; the Company’s failure to protect proprietary, confidential or sensitive information or personal customer data, or risks of cyberattacks; the Company’s failure to protect its intellectual property rights; the fact that the operations of many of the Company’s suppliers and vendors are subject to additional risks that are beyond its control; and other risks, uncertainties, and factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC on February 27, 2025 and the Company’s other periodic filings with the SEC. The forward-looking statements in this press release speak only as of the time made and the Company does not undertake to update or revise them to reflect future events or circumstances.

About FIGS
FIGS is a founder-led, direct-to-consumer healthcare apparel and lifestyle brand that seeks to celebrate, empower, and serve current and future generations of healthcare professionals. We create technically advanced apparel and products that feature an unmatched combination of comfort, durability, function, and style. We share stories about healthcare professionals’ experiences in ways that inspire them. We build meaningful connections within the healthcare community that we created. Above all, we seek to make an impact for our community, including by advocating for them and always having their backs.
We serve healthcare professionals in numerous countries in North America, Europe, the Asia Pacific region and the Middle East. We also serve healthcare institutions through our TEAMS platform.
Contacts
Investors:
Tom Shaw
IR@wearfigs.com

Media:
Todd Maron
press@wearfigs.com